Exhibit 3.1

STATEMENT OF RESOLUTION

ESTABLISHING SERIES OF SHARES

designated

SERIES C MANDATORY CONVERTIBLE PREFERRED STOCK

of

CENTERPOINT ENERGY, INC.

Pursuant to Section 21.155 and Section 21.156

of the Texas Business Organizations Code

CenterPoint Energy, Inc., a Texas corporation (hereinafter called the “Corporation”), in accordance with the provisions of Section 21.155 and Section 21.156 of the Texas Business Organizations Code, does hereby certify that:

1.	The name of the corporation is CenterPoint Energy, Inc. (Texas Secretary of State File Number 0800007462).

2.

Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Restated Articles of Incorporation of the Corporation (as amended through the date hereof, the “Articles of Incorporation”) and in accordance with the provisions of Section 21.155 and Section 21.156 of the Texas Business Organizations Code, the Board of Directors at a meeting duly convened and held on May 6, 2020 authorized the issuance and sale by the Corporation of shares of its preferred stock, par value $0.01 per share (the “Preferred Stock”), creating and providing for the establishment and issuance of a series of 725,000 shares of Preferred Stock as hereinafter described, providing for the designations, preferences, limitations and relative rights, voting, redemption and other rights thereof and the qualifications, limitations and restrictions thereof, such shares designated as “Series C Mandatory Convertible Preferred Stock,” all in accordance with the provisions of Article 21.155 of the Texas Business Organizations Code, which resolution was adopted by all necessary action on the part of the Corporation and which resolution remains in full effect on the date hereof.

RESOLVED, that pursuant to the provisions of the Articles of Incorporation, a series of Preferred Stock of the Corporation be and hereby is created, and that the designations, preferences, limitations, and relative rights, including voting, redemption and other rights, and number of shares of such series, and the qualifications, limitations and restrictions thereof, be as set forth in the attached Resolution.

3.	This Statement of Resolution shall become effective immediately upon filing on the date hereof.

IN WITNESS WHEREOF, the Corporation has caused this Statement of Resolution to be executed on its behalf by the undersigned authorized person this 6th day of May, 2020.

CENTERPOINT ENERGY, INC.

By:	/s/ Carla A. Kneipp
Name:	Carla A. Kneipp
Title:	Senior Vice President and Treasurer

RESOLUTION ESTABLISHING SERIES OF SHARES

designated

SERIES C MANDATORY CONVERTIBLE PREFERRED STOCK

of

CENTERPOINT ENERGY, INC.

Pursuant to Section 21.155 and Section 21.156

of the Texas Business Organizations Code

CenterPoint Energy, Inc., a Texas corporation (hereinafter called the “Corporation”), in accordance with the provisions of Section 21.155 and Section 21.156 of the Texas Business Organizations Code, does hereby certify that:

Pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Restated Articles of Incorporation of the Corporation (as amended through the date hereof, the “Articles of Incorporation”) and in accordance with the provisions of Section 21.155 and Section 21.156 of the Texas Business Organizations Code, the Board of Directors at a meeting duly convened and held on May 6, 2020 authorized the issuance and sale by the Corporation of shares of its preferred stock, par value $0.01 per share (the “Preferred Stock”), creating and providing for the establishment and issuance of a series of 725,000 shares of Preferred Stock as hereinafter described, providing for the designations, preferences, limitations and relative rights, voting, redemption and other rights thereof and the qualifications, limitations and restrictions thereof, such shares designated as “Series C Mandatory Convertible Preferred Stock,” all in accordance with the provisions of Article 21.155 of the Texas Business Organizations Code, which resolution (this “Resolution”) was adopted by all necessary action on the part of the Corporation and which resolution remains in full effect on the date hereof:

RESOLVED, that pursuant to the provisions of the Articles of Incorporation, the authority of the Board of Directors and applicable law, a series of Preferred Stock of the Corporation be and hereby is created, and that the designations, preferences, limitations, and relative rights, including voting, redemption and other rights, and number of shares of such series, and the qualifications, limitations and restrictions thereof, be as follows:

1.    Designation and Number of Shares. A series of Preferred Stock shall be designated as “Series C Mandatory Convertible Preferred Stock,” with a par value of $0.01 per share (the “Convertible Preferred Stock”), and the number of shares so authorized and designated shall be 725,000.

2.    Ranking. Each share of the Convertible Preferred Stock shall be identical in all respects to every other share of the Convertible Preferred Stock, and shall rank, with respect to amounts payable on a liquidation or dissolution of the Corporation or winding-up of the Corporation’s affairs, (A) senior to the Common Stock and to each other class or series of the Corporation’s capital stock established after the Issuance Date that is expressly made subordinated to the Convertible Preferred Stock as to the payment of dividends or amounts payable on a liquidation or dissolution of the Corporation or winding-up of the Corporation’s affairs (the “Junior Securities”), (B) on a parity with the Corporation’s Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) and the Corporation’s 7.00% Series B Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Existing Preferred”), and any class or series of the Corporation’s capital stock established after the Issuance Date that is not expressly made senior or subordinated to the Convertible Preferred Stock as to the payment of dividends and amounts payable on a liquidation or dissolution of the Corporation or winding-up of the Corporation’s affairs and (C) junior to any class or series of the Corporation’s capital stock established after the Issuance Date that is expressly made senior to the Convertible Preferred Stock as to as to the payment of dividends or amounts payable on a liquidation or dissolution of the Corporation or winding-up of the Corporation’s affairs . Notwithstanding the ranking of the Convertible Preferred Stock as described in this Section 2, the entitlement of a Convertible Preferred Stock holder to participate in any dividend or distribution from the Corporation, shall be to (i) participate with the Common Stock on an as-converted basis as further set forth herein and (ii) upon a Liquidation Triggering Event, to receive the Liquidation Payment (as defined below) per share of Convertible Preferred Stock on a pari passu basis with any distributions made to holders of Common Stock upon a Liquidation Triggering Event (as defined below).

3.    Dividends and Distributions.

(a)    Participation with Common Stock. If and to the extent the Corporation intends to pay any dividend or make a distribution on shares of Common Stock, whether in the form of cash, securities, debt, assets, options, warrants or other rights, but excluding any dividend or distribution payable in shares of Common Stock (which shall result in an adjustment to the Conversion Price as described in Section 5(e)(ii) below), then any such dividend or distribution shall be payable to the holders of shares of Common Stock and Convertible Preferred Stock on a pari passu, pro rata basis (treating each holder of shares of Convertible Preferred Stock as being the holder of the number of shares of Common Stock into which such holder’s shares of Convertible Preferred Stock would be converted if such shares were converted pursuant to the provisions of Section 5(a) hereof, without giving effect to temporal limitations or the limits contained in Section 7 hereof, as of the record date for payment of such dividend or distribution). The record date for payment of any dividend or distribution to holders of Convertible Preferred Stock will be the same date as the record date for payment of the dividend or distribution to holders of Common Stock, whether or not such date is a Business Day. The payment date of any dividend or distribution to holders of Convertible Preferred Stock will be the same date on which payment of such dividend or distribution is made to holders of Common Stock (each such date, a “Dividend Payment Date”).

(b)    Conversion Prior to or Following a Record Date. If the Conversion Date for any shares of Convertible Preferred Stock is prior to the close of business on the record date for a dividend as provided in Section 3(a), the holder of such shares shall not be entitled to any dividend in respect of such record date as a holder of shares of Convertible Preferred Stock (but such holder will be entitled, to the extent it is a holder of shares of Common Stock, to any applicable dividend payable with respect to shares of Common Stock held by it (including any such shares received or to be received as a result of any conversion with respect to a Conversion Date occurring prior to the close of business on such record date)). If the Conversion Date for any shares of Convertible Preferred Stock is after the close of business on the record date for a dividend as provided in Section 3(a) but prior to the corresponding Dividend Payment Date, as applicable, the holder of such shares of Convertible Preferred Stock as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date, as applicable.

4.    Transfer. If any shares of Convertible Preferred Stock shall constitute “restricted securities,” as that term is defined in Rule 144 (or any successor rule) promulgated pursuant to the Securities Act, such shares shall be Transferred only pursuant to a registration statement filed with the SEC in accordance with the Securities Act and applicable state securities laws, or an exemption from the requirements of such registration. The Convertible Preferred Stock is subject to transfer, ownership and other restrictions set forth in those certain preferred stock purchase agreements, each dated May 6, 2020, by and between the Corporation and the investor party thereto, as may be amended from time to time, copies of which are on file with and available from the secretary of the Corporation, without cost (the “Purchase Agreements”).

5.    Conversion Rights.

(a)    Conversion Privilege. Following the Six-Month Anniversary Date, subject to the limitations set forth in Section 7, a holder shall have the right (the “Conversion Right”), at its option and at any time, and from time to time, to convert each share of Convertible Preferred Stock that it holds into shares of Common Stock. Upon exercise of the Conversion Right as provided in this Section 5 (an “Optional Conversion”), the Corporation shall deliver to the holder the number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price in effect on the Conversion Date. Immediately following such conversion, the right of the holder, as a holder of the converted Convertible Preferred Stock, shall, except as set forth in Section 3(b) above, cease, and such holder, or the Person or Persons designated by it as provided in Section 5(b), shall be treated for all purposes as having become the owner(s) of such Common Stock with respect to the shares of Convertible Preferred Stock that have been converted as of the close of business on the Conversion Date.

(b)    Manner of Conversion. To convert shares of Convertible Preferred Stock pursuant to this Section 5, a holder must notify the Corporation in writing at the Corporation’s headquarters in Houston, Texas or at such other office as the Corporation designates that it elects to convert Convertible Preferred Stock and the number of shares it wishes to convert (a “Conversion Notice”), which Conversion Notice shall be irrevocable and shall also state in writing the name or names in which the holder wishes any certificate or certificates for shares of Common Stock to be issued or otherwise to be recorded on the Common Stock Register. No later than two Business Days after delivering a Conversion Notice, a holder converting Convertible Preferred Stock shall, (A) if the Convertible Preferred Stock is represented by a certificate or certificates, surrender the certificate or certificates evidencing the shares of Convertible Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or Transfer Agent for the Convertible Preferred Stock and (B) if required, furnish appropriate endorsements and transfer documents. The close of business of the Business Day on which a holder has delivered the Conversion Notice shall be the “Conversion Date.”

As soon as practical, and in any event within five Business Days following the applicable Conversion Date, (x) if the Common Stock is then represented by certificates, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, and otherwise the Corporation shall record such shares on the Common Stock Register, and (y) if the Convertible Preferred Stock is then represented by certificates and the Corporation so elects, the Corporation shall deliver a new certificate representing the unconverted portion, if any, of the shares of Convertible Preferred Stock represented by the certificate or certificates surrendered for conversion, and otherwise the Corporation shall record such shares on the Preferred Stock Register. The Person in whose name the Common Stock certificate is registered, or the Person in whose name the shares of Common Stock are recorded on the Common Stock Register, shall be treated as the stockholder of record as of the close of business on the applicable Conversion Date. If a holder of Convertible Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total Liquidation Preferences of all shares of Convertible Preferred Stock converted by such holder at such time. Except as set forth in Section 3(a), notwithstanding anything to the contrary herein, (i) prior to the close of business on such applicable Conversion Date, the shares of Common Stock issuable upon conversion of any shares of Convertible Preferred Stock shall not be deemed to be outstanding, and holders shall have only such rights as are set forth herein in respect of the Convertible Preferred Stock held by such holders and (ii) upon the close of business on the Conversion Date or the date of a Mandatory Conversion, as applicable, a converting holder of Convertible Preferred Stock shall cease to be a holder of such Convertible Preferred Stock and shall simultaneously be deemed to be the record holder of the Common Stock issuable upon conversion thereof, regardless of any requirements for surrender of certificates, endorsement, transfer documents, tax payable or other prerequisites of any kind, including in respect of Section 5(b) and 6(c).

(c)    Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Convertible Preferred Stock. In lieu of any fractional share of Common Stock otherwise issuable in respect of the aggregate number of shares of Convertible Preferred Stock, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the Average VWAP per share of the Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Conversion Date.

(d)    Reservation of Shares. The Corporation shall reserve (and shall keep available and free from preemptive rights) and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of the Convertible Preferred Stock in full. Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock or as payment of any dividend on such shares of Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances. All shares of Common Stock that may be issued upon conversion of Convertible Preferred Stock shall be fully paid and non-assessable. All shares of Common Stock that are issued upon the conversion of Convertible Preferred Stock shall, upon issuance, be validly issued, not subject to any preemptive rights, and, be free from all liens, charges, security interests or encumbrances with respect to the issuance thereof (collectively, “Encumbrances”), other than taxes in respect of any transfer occurring contemporaneously with such issue and Encumbrances created by the holder.

(e)    Specific Adjustments. The Conversion Price shall be subject to adjustment as provided in this Section 5(e).

(i)    Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the Trading Day following the Trading Day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of (A) the Conversion Price in effect on such date and (B) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after, and solely as a result of, such subdivision or combination. Such adjustment pursuant to this Section 5(e)(i) shall become effective retroactively immediately after the open of business on the Trading Day upon which such subdivision or combination becomes effective. For the purposes of this Section 5(e)(i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(ii)    Dividends or Distributions Payable in Common Stock. In case the Corporation shall pay or make a dividend or other distribution on Common Stock payable in shares of Common Stock, the Conversion Price in effect at the opening of business on the Trading Day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of (A) such number of shares outstanding at the close of business on the date fixed for such determination and (B) the total number of shares constituting such dividend or other distribution, such reduction to become effective retroactively to a date immediately following the close of business on the record date for the determination of the holders entitled to such dividends and distributions. If any dividend or distribution described in this Section 5(e)(ii) is declared but not so ultimately paid or made, the Conversion Price shall be increased, effective as of the date the Board of Directors (or an authorized committee thereof) publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared. For the purposes of this Section 5(e)(ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(f)    Par Value. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.

(g)    Calculation of Adjustments. Notwithstanding the foregoing, no adjustments to the Conversion Price shall be made if holders of Convertible Preferred Stock may participate (other than in the case of a share subdivision or share combination) on an as-converted basis, at the same time, upon the same terms and otherwise on the same basis as holders of Common Stock and solely as a result of holding Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment. In addition, the Conversion Price shall not be adjusted except as provided in this Section 5. Without limiting the foregoing, the Conversion Price shall not be adjusted:

(i)    upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)    upon the issuance of any shares of Common Stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries;

(iii)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issuance Date;

(iv)    for a change solely in the par value of the Common Stock;

(v)    for sales of Common Stock for cash;

(vi)    for stock repurchases that are not tender or exchange offers, including pursuant to structured or derivative transactions;

(vii)    upon the issuance of any shares of Common Stock or any other security of the Corporation in connection with acquisitions of assets or securities of another Person, including with respect to any merger or consolidation or similar transaction; or

(viii)    as a result of a third-party tender or exchange offer.

(h)    Notices.

(i)    If: (A) the Corporation takes any action which requires an adjustment in the Conversion Price pursuant to this Section 5; or (B) the Corporation undergoes a Fundamental Change, the Corporation shall notify holders of the Convertible Preferred Stock of the proposed record or effective date, as the case may be, to the extent reasonably practicable prior to (or if not reasonably practicable prior to, as soon as reasonably practicable after) the occurrence of an event that requires an adjustment to the Conversion Price; provided, however, that the failure to provide such notice or any defect in it shall not affect the validity of any transaction referred to in clause (A) or (B) of this Section 5(h)(i).

(ii)    Whenever the Conversion Price shall be adjusted, the Corporation shall file with the Transfer Agent for the Convertible Preferred Stock, if other than the Corporation, a certificate from the Corporation, duly signed by an authorized officer of the Corporation, briefly stating the facts requiring the adjustment and the manner of computing it, and provide notice to the holders of Convertible Preferred Stock as provided herein.

(i)    Deferral; Failure to Issue or Rescission. In any case in which this Section 5 shall require an adjustment as a result of any event that becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Corporation (including a decision by the Corporation not to issue Common Stock or pay dividends, make distributions, or take other actions contemplated by Section 5(e)), the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized with respect to all holders of Convertible Preferred Stock, provided, that such rescission or decision is permitted by and effective under applicable laws.

6.    Mandatory Conversion or As-Converted Participation.

(a)    Twelve-Month Anniversary Date. Upon the Twelve-Month Anniversary Date, subject to the limitations set forth in Section 7, each share of Convertible Preferred Stock, unless previously converted pursuant to Section 5 or this Section 6, shall either, at the election of the Corporation in its sole discretion, (i) convert (a “Twelve-Month Conversion”) into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price as of the close of business of the Business Day immediately prior to the Twelve-Month Anniversary Date or (ii) be entitled to receive from the Corporation a cash payment equal to the product of (x) the number of shares of Common Stock that such holder would have been entitled to receive had such Convertible Preferred Stock been converted in the Twelve-Month Conversion times (y) the Current Market Price of the Common Stock on the Twelve-Month Anniversary Date. The Company shall provide prior written notice to the holders of Convertible Preferred Stock of the Company’s election to make such cash payment no later than fifteen (15) Business Days prior to the Twelve-Month Anniversary Date. Notwithstanding the delivery of Common Stock pursuant to Section 6(c), the holders of Convertible Preferred Stock subject to a Twelve-Month Conversion shall be deemed to be the record holders of the Common Stock issuable upon conversion thereof, and such Common Stock shall be deemed issued and outstanding, at the close of business of the Twelve-Month Anniversary Date.

(b)    Bankruptcy or Liquidation. Each share of Convertible Preferred Stock, unless previously converted pursuant to Section 5 or this Section 6, (i) shall automatically convert into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price (the “Bankruptcy Conversion”) as of the day immediately prior to the date of any of the following: (A) the commencement of a voluntary or involuntary case (unless such involuntary case is dismissed prior to the Business Day that is 60 days after its commencement) with respect to the Corporation or any subsidiary holding all or substantially all of the Corporation’s assets (on a consolidated basis) pursuant to or within the meaning of Title 11 of the United States Code, (B) the appointment of a custodian for all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, or (C) a general assignment by the Corporation for the benefit of its creditors; and (ii) shall be entitled to receive out of assets of the Corporation available for distribution to shareholders, after satisfaction of liability to creditors, if any, and subject to the rights of Senior Stock and Parity Stock, a distribution in an amount per share equal to the amount that the holder of such Convertible Preferred Stock would have received if such Convertible Preferred Stock converted to Common Stock upon the terms hereof (excluding, for purposes of this Section 6(b), any temporal limitations or the limits set forth in Section 7 hereof) (the “Liquidation Payment”) upon any liquidation or dissolution of the Corporation or winding-up of the entirety of the affairs of the Corporation (a “Liquidation Triggering Event”). Any declared and unpaid dividends payable to the holders of Convertible Preferred Stock shall be paid in conjunction with the Liquidation Payment in connection with any distributions made in liquidation or dissolution of the Corporation or winding-up of the Corporation’s affairs. Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, shall constitute a Bankruptcy or Liquidation Triggering Event. Notwithstanding anything in this Resolution to the contrary, amounts payable to the Existing Preferred on a liquidation or dissolution of the Corporation or winding-up of the Corporation’s affairs shall not be reduced by any term or provision of this Resolution.

(c)    Fundamental Change. The Corporation shall provide written notice to holders of the Convertible Preferred Stock no less than ten Business Days prior to the Corporation undertaking a Fundamental Change. Each share of Convertible Preferred Stock, unless previously converted pursuant to Section 5 or Section 6, shall automatically convert (a “Fundamental Change Conversion” and, together with the Twelve-Month Conversion and the Bankruptcy Conversion, a “Mandatory Conversion”) into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price as of the Business Day immediately prior to the date of the effective time of such Fundamental Change and participate therein on an as-converted basis. Any Fundamental Change Conversion shall be deemed to have occurred as of the Business Day immediately prior to the date of the effective time of such Fundamental Change, irrespective of the date of the issuance of Common Stock in connection with such Fundamental Change Conversion.

(d)    Issuance of Shares Following Mandatory Conversion. The shares of Common Stock issuable upon a Mandatory Conversion shall be issued on the tenth Business Day following the Mandatory Conversion (or, in the case of Section 6(c), at the effective time of the Fundamental Change), to the holder of the respective shares of Convertible Preferred Stock on the date of such Mandatory Conversion (or, in the case of Section 6(c), at the effective time of the Fundamental Change), and the Corporation shall issue certificates representing the shares of Common Stock issuable upon such Mandatory Conversion, if the Common Stock is then represented by certificates, or, if the Common Stock is not then represented by certificates, the Corporation shall record the issuance of such Common Stock on the Common Stock Register, in the name of the respective holders of the Convertible Preferred Stock on the date of such Mandatory Conversion.

(e)    Conversion on Transfer. Upon any Transfer of any shares of Convertible Preferred Stock, such shares shall automatically convert into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price as of the close of business on the Business Day immediately prior to the Transfer.

(f)    Conversion on Foreclosure. Notwithstanding any temporal limitations on the rights of a holder of Convertible Preferred Stock to exercise its Conversion Right set out in Section

5(a) above, if any holder of Convertible Preferred Stock pledges or otherwise grants a security interest in any of its shares of the Convertible Preferred Stock in connection with such holder’s financing activities (such shares, the “Pledged Convertible Preferred Shares”) to any creditor, lender or other Person performing similar functions in the ordinary course of such creditor’s, lender’s or other Person’s business to which such pledge or other grant of a security interest is made (any of the foregoing, a “Creditor”) and such Creditor has foreclosed on or acquired the beneficial ownership of the Pledged Convertible Preferred Shares by other similar remedy, then such Pledged Convertible Preferred Shares shall immediately convert into a number of shares of Common Stock equal to the quotient obtained by dividing (x) the Liquidation Preference by (y) the Conversion Price in effect at such time, effective as of the time such Creditor remedy is exercised as if a Mandatory Conversion (without regard to the limitations set forth in Section 7 hereof) had occurred at such time.

7.    Limitation on Common Stock Issuable Upon Conversion.

(a)    Conversion Limitation. Notwithstanding anything herein to the contrary, no conversion of a share of Convertible Preferred Stock pursuant to Section 5 hereof shall be permitted if such conversion would result in a converting holder, together with its affiliates, beneficially owning (as defined under Rule 13d-3 under the Securities Exchange Act of 1934, or any successor provision) more than 4.90% of the issued and outstanding Common Stock. Any attempted conversion in violation of this Section 7 shall be void ab initio and of no force and effect.

(b)    Common Stock Conversion Limitation. In no event shall the Corporation issue more than 58,051,121 shares of Common Stock in the aggregate (the “Share Cap”) upon conversion of Convertible Preferred Stock.    The Share Cap shall be subject to equitable adjustment in a manner not adverse to the holders of Convertible Preferred Stock if and whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock. From and after the time at which the aggregate number of shares of Common Stock issued upon conversion of the Convertible Preferred Stock equals the Share Cap, each holder electing to convert or subject to Mandatory Conversion of Convertible Preferred Stock shall be entitled to receive from the Corporation a cash payment (a “Make-Whole Payment”) equal to the product of (x) the Current Market Price of the Common Stock on the date of the applicable conversion times (y) the number of shares of Common Stock that such holder would have been entitled to receive had such Convertible Preferred Stock been converted. To the extent that multiple holders of Convertible Preferred Stock elect or are subject to conversion on the same date in respect of which a Make-Whole Payment may be required hereunder, any allocation between Make-Whole Payments and Common Stock issuable upon conversion shall be made ratably among such holders. The Corporation shall (A) pay any Make-Whole Payment owing to a holder of Convertible Preferred Stock on the same day it delivers or would otherwise be required to deliver Common Stock to such holder in connection with the related conversion and (B) in the event that the Corporation has issued a number of shares of Common Stock upon conversion of the Convertible Preferred Stock equal to the Share Cap (the date such Share Cap is reached, the “Share Cap Date”), promptly thereafter give all holders of Convertible Preferred Stock of record as of the Share Cap Date written notice that the Corporation has issued, upon conversion of Convertible Preferred Stock, an amount of Common Stock that is equal to the Share Cap.

8.    Voting Rights.

(a)    General. The holders of Convertible Preferred Stock shall have no voting rights, except as set forth below or as otherwise required by Texas law.

(b)    Class Voting. Subject to Section 9, so long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment or merger or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the affirmative vote or consent of the Requisite Holders voting as a separate class, given in person or by proxy, either in writing by consent or by resolution adopted at an annual or special meeting and any act or transaction entered into without such vote or consent shall be void ab initio and of no force and effect:

(i)    authorize or create any class or series of Senior Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Senior Securities;

(ii)    reclassify, alter or amend any authorized Parity Securities, Senior Securities or Junior Securities, if such reclassification, alteration or amendment would render such other security senior to (or, in the case of Senior Securities senior in additional respects to) the Convertible Preferred Stock as to the payment of dividends and amounts payable on a liquidation or dissolution of the Corporation or winding-up of the Corporation’s affairs; or

(iii)    (A) issue any shares of Convertible Preferred Stock other than the Convertible Preferred Stock issued on the Issuance Date or (B) amend or alter this Resolution to increase the authorized amount of Convertible Preferred Stock.

9.    Amendment. So long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment or merger, or otherwise, amend the terms of the Convertible Preferred Stock in any manner that would adversely alter or change the powers, preferences or special rights of the Convertible Preferred Stock without (in addition to any other vote required by law or the Articles of Incorporation) the affirmative vote or consent of the Requisite Holders, given in person or by proxy, either in writing by consent or by resolution adopted at an annual or special meeting of shareholders; provided, that any amendment that adversely alters or changes the rights of a holder of Convertible Preferred Stock (i) to participate in dividends and other distributions, (ii) to convert its Convertible Preferred Stock pursuant to the terms hereof or (iii) to Transfer its Convertible Preferred Stock or the Common Stock receivable therefor, or (iv) under this proviso, shall require the affirmative vote or consent of holders holding in aggregate at least 66 2/3% of the then outstanding Convertible Preferred Stock; provided, that no vote or consent of holders of Convertible Preferred Stock shall be required for any amendment to the Articles of Incorporation or to this Resolution (x) relating to the issuance or any increase in authorization of additional shares of Preferred Stock (subject to the voting rights regarding the issuance of Senior Securities in Section 8(b)(i) and (ii) above) or (y) in connection with a merger or another transaction in which either (A) the Corporation is the surviving entity and the Convertible Preferred Stock remains outstanding or (B) the Convertible Preferred Stock is exchanged for a series of preferred stock of the surviving entity, in either case, with the terms thereof unchanged in any respect materially adverse to the holders of Convertible Preferred Stock, will be deemed not to adversely affect the powers, preferences, rights, qualifications, limitations and restrictions of the Convertible Preferred Stock. Any amendment to the terms of the Convertible Preferred Stock, including, but not limited to, any amendment to this Resolution or the Articles of Incorporation, entered into without such vote or consent shall be void ab initio and of no force and effect.

10.    Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Convertible Preferred Stock shall not have any designations, preferences, limitations and relative rights, voting, redemption and other rights, other than those specifically set forth in this Resolution (as such Amendment may be amended from time to time) and in the Articles of Incorporation (as amended). The shares of Convertible Preferred Stock shall have no preemptive or subscription rights.

11.    Headings of Subdivisions. The headings of the various sections and subdivisions hereof are for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions nor affect the interpretation of any of the provisions hereof.

12.    Severability of Provisions. If any designations, preferences, limitations and relative rights, voting, redemption and other rights of the Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other designations, preferences, limitations and relative rights, voting, redemption and other rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable designations, preferences, limitations and relative rights, voting, redemption and other rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no designations, preferences, limitations and relative rights, voting, redemption and other rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such designations, preferences, limitations and relative rights, voting, redemption and other rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

13.    Re-issuance of Convertible Preferred Stock. Shares of Convertible Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased, redeemed, exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Texas) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation, provided. that any issuance of such shares as Convertible Preferred Stock must be in compliance with the terms hereof (including but not limited to Section 8(b)(iii) hereof).

14.    Mutilated or Missing Convertible Preferred Stock Certificates. If physical certificates are issued for the Convertible Preferred Stock and if any of such Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, at the holder’s expense, in exchange and in substitution for and upon cancellation of the mutilated

Convertible Preferred Stock certificate, or in lieu of and substitution for the Convertible Preferred Stock certificate lost, stolen or destroyed, a new Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity and/or a bond, if requested, satisfactory to the Corporation and the Transfer Agent (if other than the Corporation).

The Corporation is not required to issue any certificate representing the Convertible Preferred Stock on or after the Twelve-Month Anniversary Date. In lieu of the delivery of a replacement certificate following the Twelve-Month Anniversary Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver the shares of Common Stock issuable and any cash payable pursuant to the terms of the Convertible Preferred Stock formerly evidenced by the certificate.

15.    Transfer Agent, Conversion Agent, Registrar and Paying Agent. The Transfer Agent, conversion agent, registrar and paying agent for the Convertible Preferred Stock shall initially be Broadridge Corporate Issuer Solutions, Inc., the Corporation’s duly appointed transfer agent for the Convertible Preferred Stock. The Corporation may appoint a successor to any one or more of such roles (and may remove any such successor in accordance with any agreement with such successor and appoint a new successor). Upon any such removal or appointment, the Corporation shall provide notice to the holders of the Convertible Preferred Stock thereof. To the fullest extent permitted by applicable law, the Corporation and its duly appointed Transfer Agent may deem and treat the holder of any shares of Convertible Preferred Stock as the true and lawful owner thereof for all purposes.

16.    Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, and the Corporation shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable. All payments and distributions (or deemed distributions) on the shares of Convertible Preferred Stock (and any shares of Common Stock issued upon conversion thereof) shall be subject to withholding and backup withholding of tax to the extent required by law, and such amounts withheld, if any, shall be treated as received by the holders of Convertible Preferred Stock (or Common Stock, respectively). In the event the Corporation (or its agent) is required to deduct or withhold any amount on account of taxes in respect of any payment or distribution (or deemed distribution) with respect to a share of Convertible Preferred Stock (or upon the conversion thereof), the Corporation (or its agent) shall, without duplication of any amounts withheld, deducted or offset pursuant to any of the Purchase Agreements or this Section 16, be entitled to offset any such amounts against any amounts otherwise payable or deliverable to the relevant holder in respect of any Convertible Preferred Stock (or any shares of Common Stock issued or otherwise required to be issued upon conversion thereof) or any other amounts otherwise payable or deliverable by the Corporation to the relevant holder.

17.    Notices. All notices or communications in respect of the Convertible Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or by electronic mail or facsimile, or if given in such other manner as may be permitted in this Resolution, in the Articles of Incorporation or the Bylaws and by applicable law.

18.    Adjustment to Liquidation Preference. The Liquidation Preference shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (or an authorized committee thereof) of the Corporation and submitted by the Board of Directors (or such authorized committee thereof) to the Transfer Agent.

19.    Rounding and Definitive Calculations. All calculations (including interim calculations) hereunder shall be made to the nearest 1/1,000th of a cent or to the nearest 1/1,000th of a share, as the case may be. The Corporation shall make all calculations hereunder in good faith and, absent manifest error, its calculations shall be final and binding on holders of Convertible Preferred Stock.

20.    No Impairment. The Corporation shall not, by amendment of this Resolution, the Articles of Incorporation or any other organizational document of the Corporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Resolution by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Resolution and in the taking of all such action as may be necessary or appropriate in order to protect the rights, preferences and privileges of the holders of Convertible Preferred Stock against impairment.

21.    Certain Definitions. As used in this Resolution, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Average VWAP” per share over a certain period means the arithmetic average of the volume-weighted average price as displayed on Bloomberg page “CNP <Equity> AQR” (or its equivalent successor if such page is not available) per share for each Trading Day in such period.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or in the State of Texas are authorized or required by law to close.

“close of business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Common Stock Register” means a register maintained by the Corporation, the Transfer Agent or other agent of the Corporation for the purpose of recording the holders of record of shares of Common Stock.

“Conversion Price” means $15.31, subject to adjustment from time to time pursuant to the terms hereof.

“Current Market Price” means, on any day, the Average VWAP for the 20 consecutive Trading Days ending on the Trading Day immediately prior to the day in question.

“Fundamental Change” shall be deemed to have occurred, at any time after the Issuance Date, if any of the following occurs:

(i)    a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, its Subsidiaries and the employee benefit plans of the Corporation and its Subsidiaries, becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of the Common Stock;

(ii)    the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of the Common Stock) as a result of which the Common Stock would be converted into, would be exchanged for or would represent solely the right to receive, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into, will be exchanged for or will represent solely the right to receive, stock, other securities, other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s Subsidiaries; or

(iii)    the Common Stock ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (i) or clause (ii) above shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by all holders of the Common Stock (excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions the Convertible Preferred Stock becomes convertible into or exchangeable for such consideration (and cash in lieu of fractional shares or pursuant to dissenters’ appraisal rights).

“Issuance Date” means May 6, 2020.

“Liquidation Preference” means $1,000.00 per share of Convertible Preferred Stock.

“open of business” means 9:30 a.m., New York City time.

“Parity Securities” means equity securities of the Corporation ranking on a parity with Convertible Preferred Stock with respect to dividends and amounts payable on the liquidation or dissolution of the Corporation or winding-up of the affairs of the Corporation, excluding the Common Stock.

“Person” means any individual, firm, corporation, partnership, limited liability company, business trust, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

“Preferred Stock Register” means a register maintained by the Corporation, the Transfer Agent or other agent of the Corporation for the purpose of recording the holders of record of shares of Convertible Preferred Stock.

“Requisite Holders” means, at any time, the holders of shares of Convertible Preferred Stock representing at least a majority of the outstanding shares of Convertible Preferred Stock at such time; provided, however, that with respect to Section 9 it means the holders of shares of Convertible Preferred Stock representing at least 66 2/3% of the outstanding shares of Convertible Preferred Stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Securities” means equity securities of the Corporation ranking senior to the Convertible Preferred Stock with respect to dividends or amounts payable on the liquidation or dissolution of the Corporation or winding-up of the affairs of the Corporation.

“Six-Month Anniversary Date” means the date that is six months from the Issuance Date.

“Trading Day” means any day on which trading in listed securities occurs on the principal U.S. national securities exchange on which the Common Stock is then listed or, if the Common Stock is not so listed, any day on which trading in listed securities occurs on the New York Stock Exchange.

“Transfer” means to voluntarily or involuntarily sell, mortgage, gift, assign, contribute, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly, in any case, whether by merger, testamentary disposition, operation of law or otherwise, or enter into a definitive agreement with respect to any of the foregoing.    “Transfer” used as a noun has a correlative meaning. Notwithstanding the foregoing, each of the following shall be deemed not to be a “Transfer” for the purposes of this Resolution: (i) a pledge of or grant of a security interest by a holder in any Convertible Preferred Stock Beneficially Owned by such holder, in connection with such holder’s bona fide indebtedness for borrowed money, to any creditor, lender or other person performing similar functions in the ordinary course of such creditor’s, lender’s or other person’s business to which such pledge or grant is made, (ii) the exercise by any pledgee or grantee described in the foregoing clause (i) of its rights to foreclose on or by similar remedy otherwise acquire such Convertible Preferred Stock, (iii) any transfer of any Convertible Preferred Stock by a holder to an affiliate of such holder, and (iv) any transfer by a limited partner of equity interests in any Person that holds a direct or indirect interest in a holder of Convertible Preferred Stock (or, to the extent any Convertible Preferred Stock is transferred to an affiliate of such holder, in such affiliate). “Transferred” shall have a correlative meaning.

“Transfer Agent” shall be Broadridge Corporate Issuer Solutions, Inc., the Corporation’s duly appointed transfer agent for the Convertible Preferred Stock, unless and until a successor is selected by the Corporation as provided herein.

“Twelve-Month Anniversary Date” means the date that is twelve months after the Issuance Date.

IN WITNESS WHEREOF, this Resolution is executed on behalf of the Corporation by its Executive Vice President and Chief Financial Officer and attested by its Corporate Secretary this 6 day of May, 2020.

By:	/s/ Kristie L. Colvin
Name:	Kristie L. Colvin
Title:	Interim Executive Vice President and Chief Financial Officer and Chief Accounting Officer

Attest:	/s/ Vincent A. Mercaldi
Name:	Vincent A. Mercaldi
Title:	Corporate Secretary